September 9, 2025

Gina Goetter
Chief Financial Officer
HASBRO, INC.
1027 Newport Avenue
Pawtucket, Rhode Island 02861

       Re: HASBRO, INC.
           Form 10-K for the Fiscal Year Ended December 29, 2024
           Filed February 27, 2025
           File No. 001-06682
Dear Gina Goetter:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Manufacturing
cc:   Matthew Gilman